EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Gary Yusko
(212) 373-5311
WESTWOOD ONE, INC. REPORTS OPERATING RESULTS FOR THE
SECOND QUARTER 2007
REVENUE DECLINES EXPECTED TO MODERATE IN LAST HALF OF YEAR
New York, NY — August 9, 2007 — Westwood One, Inc. (NYSE: WON), a provider of analog and digital content, including news, sports, weather, traffic, video news services and other information, to the radio and TV industries, today reported its operating results for its second quarter ended June 30, 2007.
Revenue in the second quarter of 2007 decreased $23.4 million, or 17.4%, to $111.1 million from $134.5 million in the second quarter of 2006. The decrease is principally attributable to lower demand for the Company’s products and services, increased competition and reduced audience levels. Revenue from national and local/regional advertisements decreased approximately 23.8% ($14.8 million) and 11.9% ($8.6 million), respectively, from the second quarter of 2006.
Adjusted EBITDA for the second quarter of 2007, defined as operating income plus depreciation and amortization, special charges and non-cash stock-based compensation, was $26.6 million compared with $36.1 million for the same period of 2006, a decrease of $9.5 million, or 26.2%. The decrease was principally attributable to lower revenue, partially offset by a reduction in operating costs.
Westwood One’s President and CEO, Peter Kosann, stated “during the first half of 2007, our team worked hard to control costs during a period of revenue decline. Although the marketplace continues to be challenging, there are recent signs that demand for our programs and services will improve by the fourth quarter. We are beginning to see modest improvement in revenue pacing and are making selective investments in programming and infrastructure to best position the Company for future growth.” Mr. Kosann added, “We continue to work toward finalizing a new multi-year agreement with CBS Radio, and hope to present it to shareholders for approval in the fourth quarter.”
Free cash flow, defined as net income plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures, in the second quarter of 2007 decreased approximately $4.6 million to $15.8 million, or $0.18 per diluted share, compared with $20.4 million, or $0.24 per diluted share, in the second quarter of 2006. Capital expenditures for the second quarter of 2007 and 2006 were approximately $1.2 million.
In 2006, revenue from certain contracts was recorded net of expenses paid to third party partners. The Company subsequently has determined that it should be recording the related revenue and expense in its Statement of Operations. Accordingly, 2006 revenue and expenses have been reclassified to reflect this change.
Operating income decreased $10.1 million, or 37.8%, to $16.6 million from $26.7 million in the second quarter of 2006. The decrease in revenue was partially offset by a reduction in operating costs.

Interest expense decreased $0.6 million, or 9.2%, to $5.9 million from $6.5 million in the second quarter of 2006, due principally to a reduction in debt levels, partially offset by an increase in interest rates.
Income tax expense decreased $4.2 million, or 51.2%, to $4.0 million from $8.2 million in the second quarter of 2006. The Company’s effective income tax rate for the quarter was 36.8% in the second quarter of 2007 compared with 40.2% in the second quarter of 2006. The decrease in effective income tax rate is attributable to changes in certain state tax laws.
Net income for the second quarter of 2007 decreased $5.3 million, or 43.4%, to $6.9 million ($0.08 per basic and diluted share) from $12.2 million ($0.14 per basic and diluted share).
Weighted average shares outstanding used in the computation of diluted earning per share were 86.5 million in the second quarter of 2007 and 86.3 million in the second quarter of 2006.
Six Months Ended June 30, 2007
Revenue for the six months ended June 30, 2007 decreased $34.4 million, or 13.2%, to $225.2 million from $259.6 million in the six month period ended June 30, 2006. The decrease is principally attributable to lower demand for the Company’s products and services, increased competition, reduced audience levels and the non-recurrence of revenue related to the 2006 Winter Olympics. Revenue from national and local/regional advertisements decreased approximately 16.5% and 10.1%, respectively. National revenue declined $21.2 million and local/regional revenue decreased $13.1 million from the first six month results of 2006. Excluding the effects of revenue from the 2006 Winter Olympics, national revenue would have declined by approximately 12.6%.
Adjusted EBITDA for the six month period ended June 30, 2007, defined as operating income plus depreciation and amortization, special charges and non-cash stock-based compensation, was $42.0 million compared with $44.7 million for the same period of 2006, a decrease of $2.6 million, or 5.9%. The decrease was principally attributable to lower revenue. Excluding the effect on Adjusted EBITDA of the 2006 Winter Olympics, Adjusted EBITDA in 2007 would have decreased approximately 10.1%, such decrease principally attributable to lower revenue, partially offset by cost reductions.
Free cash flow, defined as net income plus depreciation and amortization, special charges, stock-based compensation, and amortization of deferred financing costs less capital expenditures, in the six month period ended June 30, 2007 decreased approximately $0.3 million to $23.9 million, or $0.28 per diluted share, compared with $24.2 million, or $0.28 per diluted share, in the comparable period of 2006. Capital expenditures for the six months of 2007 decreased $0.6 million, to $2.1 million from $2.7 million in the same six month period of 2006.
Operating income decreased $2.7 million, or 10.2%, to $23.9 million from $26.6 million in the six month period ended June 30, 2006.
Interest expense decreased $0.6 million, or 4.8%, to $11.9 million from $12.5 million in the first half of 2006, due principally to a reduction in debt levels, partially offset by an increase in interest rates.
Income tax expense decreased $1.2 million, or 21.1%, to $4.5 million from $5.7 million in the second quarter of 2006. The Company’s effective income tax rate was 37.0% in the first six months of 2007 compared with 39.6% in the comparable period of 2006.
Net income for the first half of 2007 decreased $1.0 million, or 11.6%, to $7.6 million ($0.09 per basic and diluted share) from $8.6 million ($0.10 per basic and diluted share) in the first half of 2006.

Outlook for the Remainder of 2007
The Company expects its full-year revenue to decrease high-single digits to low-double digits and operating costs to decrease low to mid-single digits compared with 2006. Revenue for the third quarter is expected to decrease low-double digits and operating costs to increase low-single digits.
As a result of the Company’s expected outlook for the remainder of 2007, expected changes in covenant terms in its loan agreements, and its existing outstanding debt balance, the Company anticipates that within the next twelve months it may violate a loan covenant. Accordingly, the Company along with the advisors to the Strategic Review Committee of the Board of Directors are actively evaluating all of its options to avoid such an occurrence, including but not limited to: (i) amending the existing loan agreements to modify their covenants, (ii) reducing its outstanding debt balance through the generation of free cash flow and/or through raising additional capital, (iii) refinancing its existing debt, or (iv) obtaining necessary waivers from the holders of each outstanding debt security. While the Company believes it will be able to avoid a default, it cannot provide any assurances that it will ultimately be successful if such a situation arises.
About Westwood One
Westwood One provides over 150 news, sports, music, talk, entertainment programs, features and live events. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides analog and digital local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. Westwood One is managed by CBS Radio Inc. (previously Infinity Broadcasting Corporation), a wholly-owned subsidiary of CBS Corporation.
Forward Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One currently does business (both generally and relative to the broadcasting industry); advertiser spending patterns, including the notion that orders are being placed in close proximity to air, limiting visibility of demand; changes in the level of competition for advertising dollars; significant modifications to the Company’s agreements with CBS Corporation; technological changes and innovations; fluctuations in programming costs; shifts in population and other demographics; changes in labor conditions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K for the year ending December 31, 2006. Except as otherwise stated in this news announcement, Westwood One does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

WESTWOOD ONE, INC.
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
A.	Adjusted EBITDA
The table which appears below set forth the Company’s Adjusted EBITDA for the three and six-month periods ended June 30, 2007 and 2006. The Company defines “Adjusted EBITDA” as net income adjusted to exclude the following items presented in its Statement of Operations: income taxes, interest expense, other income, depreciation and amortization, special charges and non-cash stock-based compensation expense.
The Company uses Adjusted EBITDA among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. Adjusted EBITDA is among the primary measures used by management for planning and forecasting of future periods. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Finally, Adjusted EBITDA is the key measure used to determine compliance with our debt covenants.
Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below a reconciliation of Adjusted EBITDA to net income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2007	2006	2007	2006
Net income	$6.9	$12.2	$7.6	$8.6
Plus:
Income taxes	4.0	8.2	4.5	5.7
Interest expense and other	5.7	6.3	11.8	12.3
Depreciation and amortization	4.9	5.1	9.9	10.2
Special charges	2.3	1.2	2.6	1.4
Non-cash stock based compensation	2.8	3.1	5.6	6.5

Adjusted EBITDA	$26.6	$36.1	$42.0	$44.7

B. Free Cash Flow
Free cash flow is defined by the Company as net income plus depreciation and amortization, amortization of deferred debt costs, special charges, and stock-based compensation expense less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock, pay dividends and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per fully diluted weighted average shares outstanding is defined by the Company as free cash flow divided by the fully diluted weighted average shares outstanding.
As free cash flow and free cash flow per share are not measures of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash flow provided by (used in) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow, as the Company does not adjust operating cash flow to remove the impact of cash flow timing differences. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash flow provided by operating activities.
The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions except per share amounts)	2007	2006	2007	2006
Net cash provided by (used in) operating activities	$(19.2)	$22.9	$(2.6)	$39.9
plus (minus):
Changes in assets and liabilities	31.1	0.7	22.9	(12.6)
Special charges	2.3	1.2	2.6	1.4
Deferred taxes	2.8	(3.3)	3.1	(1.8)
Capital expenditures	(1.2)	(1.1)	(2.1)	(2.7)

Free cash flow	$15.8	$20.4	$23.9	$24.2

Fully diluted weighted average shares outstanding	86,540	86,256	86,408	87,561

Free cash flow per diluted share	$0.18	$0.24	$0.28	$0.28

WESTWOOD ONE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,830	$11,528
Accounts receivable, net of allowance for doubtful accounts of $5,222 (2007) and $4,387 (2006)	115,552	115,505
Warrants, current portion	9,706	9,706
Prepaid and other assets	8,563	12,483

Total Current Assets	138,651	149,222

PROPERTY AND EQUIPMENT, NET	33,462	37,353
GOODWILL	464,114	464,114
INTANGIBLE ASSETS, NET	3,834	4,225
OTHER ASSETS	38,290	41,787

TOTAL ASSETS	$678,351	$696,701

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,728	$35,425
Amounts payable to related parties	28,860	26,344
Deferred revenue	6,289	8,150
Income taxes payable	694	6,149
Accrued expenses and other liabilities	40,538	43,841

Total Current Liabilities	93,109	119,909

LONG-TERM DEBT	365,615	366,860
DEFERRED INCOME TAXES	—	—
OTHER LIABILITIES	6,618	7,001

TOTAL LIABILITIES	$465,342	$493,770

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock: authorized 10,000,000 shares, none outstanding	—	—
Common stock, $.01 par value: authorized, 300,000,000 shares; issued and outstanding, 86,130,896 (2007) and 85,996,019 (2006)	861	860
Class B stock, $.01 par value: authorized, 3,000,000 shares; issued and outstanding, 291,796 (2007 and 2006)	3	3
Additional paid-in capital	292,596	291,851
Unrealized gain on available for sale securities	6,290	4,570
Accumulated deficit	(86,741)	(94,353)

TOTAL SHAREHOLDERS’ EQUITY	213,009	202,931
Less treasury stock, at cost; 50,000 (2005) and 0 (2004) shares	—	—

TOTAL SHAREHOLDERS’ EQUITY	213,009	202,931

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$678,351	$696,701

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

NET REVENUES	$111,145	$134,536	$225,183	$259,563

Operating Costs (includes related party expenses of $17,023, $20,348, $35,967 and $41,737, respectively, and equity-based compensation of $1,553, $1,650, $2,929 and $3,413, respectively)	83,752	97,883	181,267	212,948

Depreciation and Amortization (includes related party warrant amortization of $2,427, $2,427, $4,854 and $4,854, respectively)	4,917	5,063	9,948	10,185

Impairment of Goodwill			—

Corporate General and Administrative Expenses (includes related party expenses of $861, $826, $1,690 and $1,614, respectively, and equity-based compensation of $1,263, $1,462, $2,642 and $3,084, respectively)	3,576	3,675	7,451	8,455

Special Charges	2,282	1,198	2,637	1,398

	94,527	107,819	201,303	232,986

OPERATING INCOME (LOSS)	16,618	26,717	23,880	26,577
Interest Expense	5,852	6,504	11,949	12,492
Other Income	(150)	(126)	(150)	(235)

INCOME (LOSS) BEFORE INCOME TAXES	10,916	20,339	12,081	14,320
INCOME TAXES	4,019	8,169	4,469	5,677

NET INCOME (LOSS)	$6,897	$12,170	$7,612	$8,643

EARNINGS PER SHARE:
COMMON STOCK
BASIC	$0.08	$0.14	$0.09	$0.10

DILUTED	$0.08	$0.14	$0.09	$0.10

CLASS B STOCK
BASIC	$—	$0.08	$0.02	$0.16

DILUTED	$—	$0.08	$0.02	$0.16

WEIGHTED AVERAGE SHARES OUTSTANDING:
COMMON STOCK
BASIC	86,094	85,954	86,084	87,528

DILUTED	86,540	86,256	86,408	87,561

CLASS B STOCK
BASIC	292	292	292	292

DILUTED	292	292	292	292

DIVIDENDS DECLARED PER SHARE:
COMMON STOCK	$—	$0.10	$0.02	$0.20

CLASS B STOCK	$—	$0.08	$0.02	$0.16

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$7,612	$8,643
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,948	10,185
Goodwill Impairment	—	—
Loss on disposal of property and equipment	—	—
Deferred taxes	(3,079)	1,819
Non-cash stock compensation	5,572	6,497
Gain on sale of property	—	—
Amortization of deferred financing costs	237	167

	20,290	27,311
Changes in assets and liabilities:
Accounts receivable	(47)	15,551
Prepaid and other assets	5,264	9,768
Deferred revenue	(1,861)	(1,126)
Income taxes payable and prepaid income taxes	(5,455)	(27,812)
Accounts payable and accrued expenses and other liabilities	(23,269)	15,043
Amounts payable to related parties	2,516	1,180

Net Cash (Used in) Provided By Operating Activities	(2,562)	39,915

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(2,114)	(2,660)
Proceeds from sale of property	—	—
Purchase of loan receivable	—	—
Collection of loan receivable	—	—
Acquisition of companies and other	—	75

Net Cash Used In Investing Activities	(2,114)	(2,585)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock under equity based compensation plans	—	302
Borrowings under bank and other long-term obligations	30,000	10,000
Debt repayments and payments of capital lease obligations	(30,359)	(20,336)
Dividend payments	(1,663)	(17,263)
Repurchase of common stock	—	(11,044)
Repurchase of warrants from related party	—
Deferred financing costs	—	—
Excess windfall tax benefits from stock option exercises	—	—

Net Cash Used in Financing Activities	(2,022)	(38,341)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,698)	(1,011)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,528	10,399

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,830	$9,388